		Exhibit 99(a)
Household Finance Corporation
Household Automotive Trust III, Series 1999-1

Original Principal Class A
Class A-1	147,000,000
Class A-2	180,220,000
Class A-3	156,010,000
Class A-4	179,050,000
Number of Class A Bonds (000's)
Class A-1	147,000
Class A-2	180,220
Class A-3	156,010
Class A-4	179,050

		2003 Totals

CLASS A
Class A-1 Principal Distribution		0.00
Class A-1 Interest Distribution		0.00

Class A-2 Principal Distribution		0.00
Class A-2 Interest Distribution		0.00

Class A-3 Principal Distribution		0.00
Class A-3 Interest Distribution		0.00

Class A-4 Principal Distribution		115,997,283.44
Class A-4 Interest Distribution		5,406,871.35